			SCHEDULE 14A INFORMATION

    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
          		EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant  [  ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement          [ ]Confidential, for Use
[X]  Definitive Proxy Statement             of the Commission Only
[ ]  Definitive Additional Materials        (as permitted by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      BLOWOUT ENTERTAINMENT, INC.
           (Name of Registrant as Specified in Its Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X]   No fee required.

     [ ]   Fee  computed  on table below per Exchange Act Rules 14a-6(i)(4) and
           0-11.

           (1) Title of each class of securities to which transaction applies:

           (2) Aggregate number of securities to which transactions applies:

           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           (4) Proposed maximum aggregate value of transaction:

           (5) Total fee paid:

     [ ]   Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)  Amount Previously Paid:

           (2)  Form, Schedule or Registration Statement No.:

           (3)  Filing Party:

           (4)  Date Filed:

                      BLOWOUT ENTERTAINMENT, INC.
                       7700 NE AMBASSADOR PLACE
                     ONE AIRPORT CENTER, 2ND FLOOR
                        PORTLAND, OREGON 97220



                                                          April 3, 1998

DEAR STOCKHOLDER:

You are cordially invited to attend the annual meeting of stockholders of BlowOut Entertainment, Inc. (the "Company") to be held at 7700 NE Ambassador Place, Portland, Oregon, on Tuesday, May 5, 1998 at 8:00 a.m., Portland time (the "Annual Meeting").


The Annual Meeting will be held for the following purposes: (i) to elect two directors; and (ii) to ratify the appointment of Price Waterhouse, LLP as the independent auditors of the Company for the current year.


Whether or not you plan to attend the Annual Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.


The 1997 Annual Report to stockholders of the Company, including financial statements, is furnished herewith.

                                      Sincerely,



                                      /s/ Steve Berns
                                      STEVE BERNS
                                      PRESIDENT

BLOWOUT ENTERTAINMENT, INC.
7700 NE AMBASSADOR PLACE
ONE AIRPORT CENTER, 2ND FLOOR
PORTLAND, OREGON 97220




NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 1998




NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of BlowOut Entertainment, Inc. (the "Company") will be held at 7700 NE Ambassador Place, Portland, Oregon, on Tuesday, May 5, 1998, at 8:00 a.m., Portland time (the "Annual Meeting"), for the following purposes:

1.   to elect two directors;

2. to ratify the appointment of Price Waterhouse, LLP as the independent auditors for the Company for the current year; and

3.   to transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 13, 1998 will be entitled to notice of and to vote at the Annual Meeting.

                                      By order of the Board of Directors,




                                      THOMAS D. BERKOMPAS
                                      SECRETARY


Portland, Oregon
April 3, 1998





PLEASE DATE, SIGN AND RETURN THE PROXY FOR THE COMPANY'S ANNUAL MEETING PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

BLOWOUT ENTERTAINMENT, INC.
7700 NE AMBASSADOR PLACE
ONE AIRPORT CENTER, 2ND FLOOR
PORTLAND, OREGON 97220


PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 5, 1998


This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of BlowOut Entertainment, Inc. (the "Company") for use at the annual meeting of stockholders to be held on May 5, 1998 (the "Annual Meeting") and at any adjournment thereof. Only stockholders of record at the close of business on March 13, 1998 will be entitled to notice of and to vote at the Annual Meeting. The Company had outstanding 2,433,330 shares of common stock ("Common Stock") as of the close of business on March 13, 1998. There are no other voting securities. Each stockholder is entitled to one vote per share for the election of directors, as well as on other matters. If the accompanying proxy form is signed and returned, the shares represented by it will be voted; such shares will be voted in accordance with the directions on the proxy form or, in the absence of direction as to any proposal, they will be voted FOR such proposal; and it is intended that they will be voted for the nominees named herein, except to the extent authority to vote is withheld. The stockholder may revoke the proxy at any time prior to it being voted by giving written notice of revocation to the Company, by executing and duly delivering a subsequent proxy, or by attending the Annual Meeting and voting in person.

In case any nominee named herein for election as a director is not available when the election occurs, proxies in the accompanying form may be voted for a substitute. The Company expects the nominees to be available and knows of no matters to be brought before the meeting other than those referred to in the accompanying Notice of Annual Meeting. If, however, any other matters properly come before the meeting, it is intended that the proxies will be voted thereon in accordance with the judgment of the persons voting such proxies.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote from which such stockholder abstained. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, although counted for purposes of determining the presence of a quorum, such shares will not be considered as present and entitled to vote with respect to that matter. The favorable vote of the holders of a majority of the shares of Common Stock represented at the meeting will be required to elect the directors to be elected, and to ratify the appointment of the independent auditors.

In addition to the use of the mails, proxies may be solicited by directors, officers, or regular employees of the Company in person, by telegraph, by telephone or by other means. The cost of the proxy solicitation will be paid by the Company.

This Proxy Statement and the form of proxy for use at the Annual Meeting are first being mailed to stockholders of the Company on or about April 3, 1998.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of February 28, 1998 regarding the beneficial ownership of Common Stock by each director, each executive officer named in the Summary Compensation Table below, by all directors and executive officers of the Company as a group, and by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

 Name{(1)}                         NUMBER OF           PERCENTAGE OWNERSHIP OF
                                    SHARES                  OUTSTANDING
                             Beneficially Owned{(2)}     Common Stock{(2)}
Steve Berns{(3)}                      11,250                    *
Thomas D. Berkompas{(4)}               5,000                    *
Eugene F. Giaquinto{(4)}               3,750                    *
Bill LeVine{(5)}                     213,897                   8.79%
Muneaki Masuda{(6)}                  606,352                  24.91%
Yoshinori Ogida{(7)}                 605,102                  24.9%
Seth A. Reames{(8)}                    1,509                    *
Rentrak Corporation                  241,599                   9.9%
All directors and
executive officers as a group
(8 persons){(9)}                     847,577                  34.5%

________________________
*     Less than 1%

(1) The business address of Bill LeVine is 10850 Wilshire Boulevard, Suite 800, Los Angeles, California 90024. The business address of Muneaki Masuda and Yoshinori Ogida is Ebisu Garden Place, 21st Floor, Tokyo, 150 Japan. The business address of Rentrak Corporation is 7700 NE Ambassador Place, Portland, Oregon 97220.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants exercisable within 60 days are deemed outstanding for computing the percentage of the person or group holding such options or warrants, but are not outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and subject to the applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(3) This number includes 6,250 shares available under currently exercisable options.

(4) This number represents shares available under currently exercisable options.

(5) This number includes 212,647 shares owned by Mr. LeVine as well as 1,250 shares available under currently exercisable options.

(6) This number includes 605,102 shares which are held of record by Culture Convenience Club Co., Ltd. ("CCC"), as well as 1,250 shares available to Mr. Masuda under currently exercisable options. Mr. Masuda, as Chairman and principal stockholder of CCC, is deemed to be the beneficial owner of the shares of Common Stock owned by CCC.

(7) These shares are held of record by CCC. Mr. Ogida, as a Managing Director of CCC, is deemed to be a beneficial owner of the shares of Common Stock owned by CCC.

(8) This number includes 1,250 shares available under currently exercisable options.

(9) This number includes currently exercisable options to purchase an aggregate of 21,250 shares of Common Stock.

BOARD OF DIRECTORS

MEMBERS AND NOMINEES FOR ELECTION

The Board of Directors of the Company consists of six members divided into three equal classes serving staggered three-year terms. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. The term of two of the present directors, Bill LeVine and Muneaki Masuda, will expire at this Annual Meeting. Messrs. LeVine and Masuda have each been nominated for election for a three-year term expiring at the annual meeting in 2001 or until his respective successor has been elected and qualified. The terms of the other four directors will continue as indicated below. Yoshinori Ogida was elected as a director of the Company by the Board of Directors on February 23, 1998 to fill the newly created directorship position resulting from an increase in the authorized number of directors pursuant to a resolution of the Board of Directors passed at the meeting on February 23, 1998. The Company has allowed its largest stockholder, Culture Convenience Club Co., Ltd. ("CCC"), to designate two of the six members of the Company's Board of Directors. The following table sets forth certain information regarding the directors of the
Company:

                                                      PRINCIPAL OCCUPATION;
                                                      NAME OF ORGANIZATION IN
                   FIRST BECAME A                     WHICH OCCUPATION IS
                    DIRECTOR OF        TERM AS        CARRIED ON; OFFICES AND
NAME                THE COMPANY   DIRECTOR EXPIRES    POSITION IF ANY, WITH THE
                                                      COMPANY; AND AGE

Steve Berns            1996          1999             President of the Company;
                                                      Age 39

Eugene F. Giaquinto    1996          1999             Chairman of the Board of
                                                      Directors of the Company;
                                                      Chairman	of the Board of
                                                      Directors of R&G
                                                      Communications; Age 56

Bill LeVine            1996          1998             President of LeVine
                                                      Enterprises, Inc.;
                                                      Age 77
Muneaki Masuda         1992          1998             President of DIRECTV Japan
	                                                     and Chairman of Culture
                                                      Convenience Club Co.,
                                                      Ltd.; Age 47
Yoshinori Ogida        1998          2000             International Division
                                                      Manager of
                                                      Culture Convenience Club
                                                      Co., Ltd.;
                                                      Age 47
Seth A. Reames         1996          2000             President of SARJAM
                                                      Communications,
                                                      Ltd.; Age 32


STEVE BERNS. Steve Berns has been president of the Company since its inception in July 1992, and has been a director of the Company since March 21, 1996. Mr. Berns was President of RKO Warner from 1986 to 1992, during which period RKO Warner grew into the largest video retailer in the New York/New Jersey market and one of the largest video retailers in the United States. From 1979 until 1986, Mr. Berns held various positions with Video Shack, becoming its executive vice president of operations prior to its acquisition by RKO Warner. From 1990 to 1992, Mr. Berns also served as a member of the Board of Directors of the Video Software Dealers Association.

EUGENE F. GIAQUINTO. Eugene F. Giaquinto has served as a director of the Company since March 1996 and as Chairman of the Board of Directors since November 1996. Mr. Giaquinto is a founder, and has been Chairman of the Board, of R&G Communications, a producer of independent films, since April 1989. From 1960 to 1989, Mr. Giaquinto served in various positions in finance, sales and administration with MCA/Universal, including President of MCA Home Entertainment. Mr. Giaquinto is a member of the Academy of Motion Picture Arts & Sciences and a Commissioner for the Motion Picture Council.

BILL LEVINE. Bill LeVine has served as a director of the Company since March 1996. Mr. LeVine is the founder, and has been President, of LeVine Enterprises, Inc., an investment firm, since its inception in January 1988. Mr. LeVine is a past member of the Board of Directors of the International Franchise Association. He is a director of Rentrak Corporation, Portland, Oregon; First Business Bank, Los Angeles, California; B.C.T. Inc., Fort Lauderdale, Florida; Fast Frame, Los Angeles, California; and California Closet, Los Angeles, California.

MUNEAKI MASUDA. Muneaki Masuda has served as a director of the Company since July 1992. Since November 1996, Mr. Masuda has been the President of DIRECTV Japan. Mr. Masuda was the President of Culture Convenience Club Co., Ltd. ("CCC"), a Japanese corporation principally engaged in the video, music and book retail business, from December 1988 to November 1996. He has been the Chairman of CCC since November 1996. In 1990, Mr. Masuda founded Rentrak Japan, a joint venture of CCC and Rentrak Corporation, of which he is the Chairman of the Board. He is a director of Rentrak Corporation and GAGA Communications (Japan).

YOSHINORI OGIDA. Yoshinori Ogida has served as a director of the Company since February 1998. Mr. Ogida joined Culture Convenience Club Co., Ltd. in 1987 and currently serves as International Division Manager for CCC. He is a Managing Director on the board of directors of CCC.

SETH A. REAMES. Seth A. Reames has served as a director of the Company since December 1996. Mr. Reames has been President of SARJAM Communications, Ltd., a consulting company for the home entertainment industry and until recently a translation agency, since 1989. SARJAM Communications, Ltd.'s primary clients are DIRECTV Japan and CCC. From 1993 to 1995, Mr. Reames also served as the Treasurer and a Board Member of the American Translators Association.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company held meetings or acted by consent four times during 1997. The Board has standing audit and compensation committees. The Board does not have a nominating committee. Each of the directors participated in at least 75% of the meetings of the Board and of the committees of which he is a member.

AUDIT COMMITTEE.  The Audit Committee, which consists of Bill LeVine and Eugene
F. Giaquinto, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans for, and results of, the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews any recommendations made by the Company's auditors regarding the Company's accounting methods and the adequacy of its system of internal control and reviews any related party transactions. The Audit Committee did not hold formal meetings independent of full Board meetings during 1997, but instead conferred as a separate committee when necessary during the four full Board meetings held in 1997.

COMPENSATION  COMMITTEE.   The  Compensation Committee, which consists of  Bill
LeVine and Eugene F. Giaquinto, establishes general guidelines regarding the compensation of the officers and executives of the

Company, determines the compensation of the President and the other executive officers of the Company, administers the Company's Amended and Restated 1996 Equity Participation Plan, the Employee Stock Purchase Plan and the Company's bonus plans, and makes recommendations to the directors with respect to the Company's compensation policies. The Compensation Committee did not hold formal meetings independent of full Board meetings during 1997, but instead conferred as a separate committee when necessary during the four full Board meetings held in 1997.

COMPENSATION OF DIRECTORS

The Company has determined to pay its directors who are not officers of the Company annual fees equal to $10,000 per annum of which $5,000 per year is to be paid currently and $5,000 is to be deferred and not paid until the Company has achieved profitability, as well as $500 per meeting (including telephonic board meetings). In addition, pursuant to the Company's 1996 Amended and Restated Equity Participation Plan, each director who is not an employee of the Company will automatically receive an option to purchase 1,000 shares of the Company's Common Stock on the date of each annual meeting of stockholders at which he is elected. Each new non-employee member of the Board will receive an option to purchase 5,000 shares of Common Stock upon his or her initial election to the Board. No additional compensation is intended to be, or has been, paid to such individuals in their capacity as directors. An aggregate of $19,333 was paid to all non-employee directors in 1997. Non-employee directors are also reimbursed for their out-of-pocket expenses associated with attending Board and Committee meetings.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information with respect to the compensation of the President and Chief Executive Officer and the other most highly compensated executive officer of the Company ("Named Executives") whose individual total annual salary and bonus exceeded $100,000 during 1997, for services in all capacities during 1995, 1996 and 1997.

                            ANNUAL COMPENSATION{1}        Long Term Compensation
                                                             SECURITIES   ALL
    NAME AND                                        OTHER    UNDERLYING  OTHER
Principal Position     Year   Salary      Bonus  Compensation  Stock Compensation
							       Options
Steve Berns            1997   $157,668      --       --          --
 President             1996    150,000   100,000{3}  --        25,000       --
                       1995    131,625     5,000     --          --         --
Thomas D. Berkompas{2} 1997   $103,000{4}   --       --        20,000       --
 Chief Financial
 Officer


(1)    Annual  compensation does not include the cost to the Company of certain
       benefits.   The  aggregate  amount of such benefits, as to any executive officer, did not exceed $9,227 in fiscal 1997.

(2) Mr. Berkompas became an executive officer of the Company effective April 23, 1997.

(3) This bonus was paid to Mr. Berns under the terms of his Employment Agreement in consideration for helping to effect the spin-off of the Company from Rentrak Corporation.

(4) This amount represents Mr. Berkompas's annual base salary for 1997 had he been employed by the Company for all twelve months of fiscal 1997. Because Mr. Berkompas became an executive officer of the Company on April 23, 1997, his actual salary for fiscal year 1997 was prorated from such date.

OPTION GRANTS IN FISCAL 1997

The following table sets forth certain summary information with respect to options granted to the Named Executives during fiscal 1997, including the number of shares of Common Stock underlying the options, the exercise price and the estimated potential realizable values of the options. It should be noted that the potential realizable values are not necessarily representative of the future values of the options, but are included for illustration purposes.

                           OPTION/SAR GRANTS IN FISCAL 1997

                             Individual Grants       POTENTIAL REALIZABLE VALUE
                                                       AT ASSUMED ANNUAL RATES
                                                           OF STOCK PRICE
                                                          Appreciation For
							    Option Term
Name                          PERCENT OF
                              TOTAL
	        NUMBER OF     OPTIONS/SARS
                SECURITIES    GRANTED TO
                UNDERLYING    EMPLOYEES          EXERCISE
                OPTIONS/SARS  In Fiscal  PRICE   EXPIRATION
		    Granted(#)    Year       ($/Sh)  Date    5% ($)     10% ($)

Thomas D. Berkompas  20,000   100%     $1.6875   04/21/07 $12,585.23 $31,893.48

EMPLOYMENT CONTRACTS

The Company has an employment agreement with Steve Berns (the "Berns Agreement"), pursuant to which Mr. Berns serves as President of the Company until October 31, 1999, or until otherwise terminated pursuant to the terms thereof. During the term of the Berns Agreement, Mr. Berns is to receive a base annual salary of $150,000 (the "Berns Base Salary"). The Berns Base Salary adjusts automatically each October 1 to give effect to changes in the Consumer Price Index. The Berns Agreement provides that the Company may pay Mr. Berns a bonus or other additional compensation above the Berns Base Salary at its discretion. A mandatory bonus of $100,000 was paid to Mr. Berns in fiscal 1996 in connection with the spin-off of the Company from Rentrak Corporation. Under the Berns Agreement, the Company provides Mr. Berns with vacation and holiday pay, medical and life insurance under the Company's then-current terms and a car allowance of $500 per month.

The Berns Agreement also requires the Company to pay Mr. Berns a severance payment of an amount equal to the Berns Base Salary accrued through and including the date of termination if Mr. Berns' employment is terminated due to his death or disability. If, within two years after a Change of Control (as defined in the Berns Agreement), termination is by the Company without cause or by Mr. Berns for Good Reason (as defined in the Berns Agreement), the Company shall pay Mr. Berns a lump sum payment in an amount equal to the greater of (i) the Berns Base Salary through October 31, 1999 or (ii) twelve (12) months of the annual Berns Base Salary. If termination is by the Company other than for cause or death or disability of Mr. Berns, the Company will pay him an amount equal to the Berns Base Salary through and including October 31, 1999 plus severance payments in an amount equal to six months of the annual Berns Base Salary, subject to demonstration by Mr. Berns that he is using his best efforts to find other employment. The Agreement also contains a nonsolicitation covenant and agreement not to disclose confidential information. On October 26, 1995, Mr. Berns and the Company entered into a non-competition agreement, which was subsequently amended on December 12, 1995. Under such agreement, during the period of his employment with the Company, and for 24 months thereafter, Mr. Berns will not engage in any business involving video store departments which are inside either mass market or grocery retailers anywhere in the United States or other geographical area where the Company conducts its business or sells or distributes its products or services.

The Company has an employment agreement, effective April  23, 1997, with Thomas
D. Berkompas, pursuant to which Mr. Berkompas serves as Chief Financial Officer of the Company until April 30, 1999 or until otherwise terminated pursuant to the terms thereof
(the "Berkompas Agreement"). During the term of the Berkompas Agreement, Mr. Berkompas is to receive a base annual salary of $103,000
(the "Berkompas Base Salary"). The Berkompas Base Salary adjusts automatically each May 1 to give effect to changes in the Consumer Price Index. The Berkompas Agreement further provides that Mr. Berkompas will participate in any bonus plan adopted by the Company, including any cash bonus pools established by the Company from time to time for its corporate executives. The Berkompas Agreement also requires the Company to pay Mr. Berkompas a severance payment of an amount equal to the Berkompas Base Salary accrued through and including the date of termination if Mr. Berkompas's employment is terminated due to his death or disability. If, within two years after a Change of Control (as defined in the Berkompas Agreement), termination is by the Company without cause or by Mr. Berkompas for Good Reason (as defined in the Berkompas Agreement), the Company shall pay Mr. Berkompas a lump sum payment in an amount equal to the greater of (i) the Berkompas Base Salary through April 30, 1999 or
(ii) six months of the annual Berkompas Base Salary. If termination is by the Company other than for cause or Mr. Berkompas's death or disability, the Company will pay him severance payments in an amount equal to six months of the annual Berkompas Base Salary, subject to the demonstration by Mr. Berkompas that he is using his best efforts to find other employment. Mr. Berkompas and the Company have also entered into a non-competition agreement pursuant to which during the period of his employment with the Company, and for 24 months thereafter, Mr. Berkompas will not engage in any business involving video store departments which are inside either mass market or grocery retailers anywhere in the United States or other geographical area where the Company conducts its business or sells or distributes its products or services.

INDEMNITY AGREEMENTS

The Company and each present director and officer of the Company have executed an indemnity agreement (collectively, the "Indemnity Agreements"). The Board of Directors of the Company and Rentrak, as the sole stockholder of the Company at the time the Indemnity Agreements were executed and delivered, approved the form of such Indemnity Agreements. In general, the Indemnity Agreements seek to afford such directors and officers the maximum indemnification protection allowed under Delaware law. The Company intends to enter into similar Indemnity Agreements with all of its future directors and officers.

The Indemnity Agreements cover acts or omissions that occurred prior to the Company's execution and delivery of the Indemnity Agreements. There is no recent, pending or, to the best knowledge of the Company, threatened litigation involving any director or officer of the Company, where indemnification under the Indemnity Agreement would be required or permitted.

1996 EQUITY PARTICIPATION PLAN

Under the Company's Amended and Restated 1996 Equity Participation Plan (the "1996 Equity Participation Plan"), the Company may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonstatutory stock options to key employees, officers and consultants to allow them to participate in the ownership and growth of the Company. The Compensation Committee of the Company's Board has discretion, within the limits of the 1996 Equity Participation Plan, to designate recipients, amounts, exercise prices and other terms and conditions of the stock options to key employees (including employees who may also be officers and directors of the Company), officers and consultants of the Company. The 1996 Equity Participation Plan also provides for automatic grants of options for predetermined numbers of shares of Common Stock to non-employee directors of the Company. Upon the occurrence of a change of control or certain corporate transactions, any option granted under the 1996 Equity Participation Plan to non-employee directors shall become fully exercisable and vested, subject to certain conditions, including compliance with Section 16(b) of the Exchange Act, if applicable, while the Compensation Committee will have the discretion to accelerate vesting or take other action with respect to all other options granted under the 1996 Equity Participation Plan. A total of up to 500,000 shares of the Company's Common Stock are reserved for issuance under the 1996 Equity Participation Plan. Furthermore, the maximum number of shares which may be subject to options granted under the 1996 Equity Participation Plan to any individual in any fiscal year cannot exceed 150,000.

On April 22, 1997, an option to purchase 20,000 shares of the Company's Common Stock was granted to the Chief Financial Officer of the Company at an exercise price of $1.6875 per share. This option, which is to vest in four equal annual installments, was granted by the Compensation Committee to align the interest of senior management with the interest of the Company's stockholders. The option is a nonstatutory stock option, and the optionholder will recognize income on the difference between the fair market value of the shares subject to the options and the exercise price of the options.

EMPLOYEE STOCK PURCHASE PLAN

The Company has an Employee Stock Purchase Plan (the "Stock Purchase Plan") which authorizes up to 200,000 shares of Common Stock to be issued to its full-time employees and directors. Under the terms of the Stock Purchase Plan, employees can choose each year to have up to 10% of their annual total compensation withheld to purchase the Company's Common Stock. The purchase price of the stock is 85% of the prevailing market price. The Company purchases stock on the open market to contribute to the Stock Purchase Plan. During 1997, the Company purchased 10,650 shares and recorded related expenses of $2,200.

REPORT  OF  COMPENSATION  COMMITTEE  OF  BOARD  OF   DIRECTORS   ON   EXECUTIVE
COMPENSATION

The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is comprised of Bill LeVine and Eugene F. Giaquinto, both of whom are non-employee directors of the Company. The Compensation Committee establishes policies relating to the compensation of executive officers, acts upon the President's recommendations on compensation to other executive officers, and oversees, in part, the administration of the 1996 Equity Participation Plan and the Stock Purchase Plan.

The goal of the Company's compensation policy is to ensure that executive compensation is related to and supports the Company's overall objectives of achieving profitability and enhancing stockholder's value. To achieve these goals, the following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

     - Provide a competitive compensation package that enables the Company to attract and retain experienced and qualified talent;

     - Relate compensation to past and anticipated individual and Company performance; and

     - Align the interests of executives with the long-term interests of stockholders by encouraging executive stock ownership.

The Company believes that the above objectives are obtained by combining cash and equity based compensation and by providing that a significant portion of management's compensation be tied to the performance of the Company. For fiscal 1997, the Company's compensation program consisted of the following components: (i) base salary and (ii) stock option grants under the Company's 1996 Equity Participation Plan.

BASE SALARY

The 1997 base salaries of the Company's executive officers were established by the terms of negotiated employments agreements executed (and amended) by the Company. Employment Agreements with Steve Berns, President and Chief Executive Officer, and Harold Heyer, Vice President of Operations, were substantially negotiated in 1996 by Rentrak Corporation ("Rentrak"), the Company's former parent, on behalf of the Company. The 1997 base salary of Steve Berns, as set forth in his employment agreement, was determined through negotiation and gave consideration to base salaries at comparable companies in 1996, as well as Mr. Berns' performance as President in fiscal 1996. During the term of his employment agreement, Mr. Berns' base salary adjusts automatically each October to give effect to changes in the Consumer Price Index. Thomas D. Berkompas' employment agreement was entered into as a condition to Mr. Berkompas' employment with the Company as its Vice President of Finance, Chief Financial Officer, Treasurer and Secretary. The 1997 base salary of Mr. Berkompas, as set forth in his employment agreement, was determined through negotiation and gave consideration to base salaries at comparable companies. The 1997 base salary of Harold Heyer, as set forth in his employment agreement, was determined through negotiation and gave consideration to base salaries at comparable companies, including Mr. Heyer's salary at SuperCenter Entertainment Corporation ("SCE"), a company which Rentrak purchased in 1995 and consolidated with the Company in 1996, as well as Mr. Heyer's past performance at SCE.

ANNUAL BONUS

The employment agreements for Messrs. Berns, Berkompas and Heyer all provide for discretionary annual bonuses to be determined by the Compensation Committee based on individual and Company performance. While the Compensation Committee noted the significant improvements made by the Company in terms of financial results and operations in 1997, because of the Company's tight cash and liquidity position, the Compensation Committee determined not to award bonuses to senior management.

STOCK OPTIONS

Pursuant to the terms of the 1996 Equity Participation Plan, the Compensation Committee has discretion to grant the executive officers, as well as other key employees and consultants, stock options which would allow such persons to participate in the ownership and growth of the Company. In fiscal 1997, the Compensation Committee determined not to grant options to senior management other than to Thomas Berkompas in connection with his employment as Vice President of Finance, Chief Financial Officer, Treasurer and Secretary. The stock options were granted as equity-based compensation to further align the interests of the executive officer with the interests of the Company's stockholders.


                                 Respectfully submitted,

                                 Eugene F. Giaquinto
                                 Bill LeVine
                                 MEMBERS OF THE COMPENSATION COMMITTEE


STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph compares the percentage change from November 19, 1996, the date the Company's Common Stock first traded on a when-issued basis, to December 31, 1997 and the Company's cumulative total stockholder return on its Common Stock with the cumulative total returns of the Nasdaq Stock Market Index (the "Nasdaq Index") and a selected peer group of companies consisting of Hollywood Entertainment, MOOVIES, Inc. Movie Galley Inc., Video Update Inc. and West Coast Entertainment, Inc. (the "New Peer Group Index"). The New Peer Group Index includes the addition of West Coast Entertainment, Inc. ("West Coast") to the peer group index used in 1997 (the "Old Peer Group Index"). West Coast was added to the New Peer Group Index to make the peer group index more representative of the industry. The comparison assumes $100 investments on November 19, 1996 in the Common Stock, the Nasdaq Index, the New Peer Group Index and the Old Peer Group Index, and further assumes reinvestment of dividends.



                 [GRAPH APPEARS HERE WITH PLOT POINTS]






COMPANY               NOVEMBER 19, 1996 DECEMBER 31, 1996 DECEMBER 31, 1997

BlowOut                    100.00           40.63            16.25
New Peer Group Index       100.00           94.80            42.62
Nasdaq Index               100.00           99.77           122.04
Old Peer Group Index       100.00           96.98            46.65

On December 31, 1997 and March 13, 1998, the last sale prices of the Common Stock, as quoted by the Nasdaq Stock Market, were $0.81 and $1.34 per share, respectively.

RELATED PARTY TRANSACTIONS

Prior to November 25, 1996, Rentrak owned approximately 1,698,942 shares (approximately 70%) of the issued and outstanding Common Stock of the Company. On November 25, 1996, pursuant to the terms of a Distribution Agreement between Rentrak and the Company, Rentrak effected the distribution of 1,457,343 shares of the Company's Common Stock to the holders of Rentrak common stock in the form of a special dividend (the "Distribution"). Since the Distribution, Rentrak has continued to own approximately 9.9% of the Common Stock. Mr. Bill LeVine, a director of each of Rentrak and the Company, owns approximately 8.7% of the Common Stock. Culture Convenience Club Co., Ltd. ("CCC"), a corporation controlled by Mr. Muneaki Masuda, a director of each of Rentrak and the Company, currently owns approximately 24.9% of the Common Stock. As discussed below, CCC has the right to convert $484,167 of a recently issued $1.5 million convertible note to 484,167 shares (19.9%) of the Common Stock of the Company.

The following are summaries of the material terms of agreements and transactions between the Company and certain of its directors and principal stockholders. Due to the former relationship between Rentrak and the Company, the terms on which certain services have been provided to the Company by Rentrak or its affiliates have not been necessarily determined by arm's-length negotiations; however, the Company believes that each of the agreements and transactions set forth below are substantially similar to those that could be negotiated with unaffiliated third parties.

PPT AGREEMENT

The Company currently is participating in the "pay per transaction" system (the "PPT System") under an agreement with Rentrak dated March 15, 1996 (the "PPT Agreement"). The Company has been a participant in Rentrak's PPT System since January 1993. Under the PPT System, participating video retailers ("Retailers") lease to consumers videocassettes which, in turn, are leased to the Retailer by Rentrak for a one-time fee plus a percentage of the revenues generated by the Retailer from rental or sales of the videocassettes to consumers. The Company, as a Retailer, incurred fees and costs of approximately $2.6 million to Rentrak in connection with the PPT System for the year ended December 31, 1997.

The PPT Agreement provides that  Rentrak  is  the  exclusive  supplier  to  the
Company of product that the Company obtains on a revenue-sharing basis. Rentrak has a right of first refusal on any non-videocassette merchandise that the Company proposes to obtain from another supplier. Moreover, the Company is obligated to purchase enough merchandise from Rentrak that the fees payable by the Company under the PPT Agreement are at least 11% of the Company's annual gross retail rental revenues. The Company must pay any deficiency plus a percentage of such deficiency as a penalty. Rentrak may terminate the PPT Agreement at any time upon notice to the Company. The Company may terminate the PPT Agreement upon a breach by Rentrak and failure to cure within 30 days after receipt of written notice. The PPT Agreement has a term of 20 years beginning in March 1996. Under the PPT Agreement, the Company's stores install and/or maintain Rentrak software to be able to participate in the PPT System. The Company believes the terms of the PPT Agreement are substantially similar to Rentrak's PPT arrangements with other retail video stores in which Rentrak has made sizable investments.

LICENSE AGREEMENT

The Company currently operates most of its stores under the name "BlowOut Video" pursuant to a license arrangement with Rentrak. The Company and Rentrak entered into a new license agreement ("License") for the name "BlowOut Video" on March 15, 1996, which was subsequently amended on June 25, 1996. Rentrak granted the Company a 20-year nonexclusive, nontransferable license to use the name "BlowOut Video" for a royalty of 1.667% of aggregate net revenues from all of the Company's stores, but not to exceed 20% of the Company's pre-tax net income through March 31, 2001; thereafter, the royalty would be an amount equal to the greater of (i) 1.667% of such aggregate net revenues, but not to exceed 20% of the Company's pre-tax net income, or (ii) one percent of the aggregate net revenues from all of the Company's stores without regard to such pre-tax net income. If such royalties fail to meet specified levels during the first five years of the term of the License, Rentrak, at its sole option, could terminate
the  License.   Rentrak currently uses and intends to continue using
the name "BlowOut Video" in connection with a separate videocassette resale business that it operates through wholly owned subsidiaries. Rentrak currently operates three videocassette retail outlets solely to dispose of used videocassettes returned to Rentrak by its customers. These outlets are located in New York, New York; Pittsburgh, Pennsylvania; and Orlando, Florida. None of such outlets is located within a department, grocery or other chain store and the Company does not operate a store in any of these locations. No royalty has accrued or is payable through December 31, 1997 under this License Agreement.

SUBLEASES

The Company subleases from Rentrak office space in Rentrak's headquarters. The office lease has a 10-year term at a rent of approximately $7,100 per month for the first five years, and approximately $7,650 per month for the last five years. The Board of Directors believes the rental terms are competitive with those in the Portland, Oregon rental market.

The Company during 1997 sublet, and currently sublets, approximately 12,800 square feet of warehouse space at Rentrak's Wilmington, Ohio warehouse for approximately $4,000 per month on a month-to-month basis. Total rent payments made by the Company to Rentrak for office and warehouse space in 1997 were approximately $133,000.

RENTRAK INDEBTEDNESS

At January 1, 1997, the Company was indebted to Rentrak for transactions that pre-dated the spin-off (November 19, 1996) in the amount of approximately $3.01 million, with accrued interest thereon (at 9% per annum) of approximately $253,575. An additional $270,900 of interest accrued on this indebtedness during 1997.

During the first quarter of 1997, the Company and Rentrak agreed that payables due Rentrak arising from the Company's use of the PPT System during the first six months of 1997 would be deferred until January 1998 and repayable, without interest, in 12 equal monthly installments. A total of approximately $2.1 million of deferred PPT System fees accumulated over this period of time and were evidenced by a note payable to Rentrak. As discussed below, the maturity dates of the notes payable to Rentrak were extended to December 2004.

REGISTRATION RIGHTS

Rentrak, CCC and Mr. LeVine have been granted rights to demand registration of the shares of Common Stock owned by them. Mr. LeVine and CCC have advised the Company that they will be exercising their rights to register their shares of Common Stock.

RENTRAK GUARANTEE

On June 26, 1996, the Company entered into an agreement with Rentrak pursuant to which Rentrak, on the terms and subject to the conditions contained in such agreement, will guarantee up to $12.0 million in indebtedness of the Company ("Rentrak Guarantee"). The Rentrak Board authorized Rentrak to guarantee $7.0 million under the Rentrak Guarantee. The obligation of Rentrak to issue such guarantee is subject to a number of conditions such as being current on all monetary obligations owed to Rentrak and being in compliance with all agreements between Rentrak and the Company. Rentrak terminated the Rentrak Guarantee on October 31, 1997, two months before its scheduled expiration date. The Company has also agreed that, (i) as long as any Rentrak Guarantee is outstanding and for 24 months thereafter, the Company will not convey any of its stores to a third party unless such third party agrees to assume and be bound by the PPT Agreement and the License Agreement, and (ii) as long as any Rentrak

Guarantee is outstanding, the Company will pay all amounts received from a sale or closure of a store either to: (a) finance new Company stores or
(b) to pay down indebtedness subject to the Rentrak Guarantee. As long as any Rentrak Guarantee is outstanding, the Company shall pay Rentrak a weekly fee at a rate equal to .02% per week of then-currently outstanding indebtedness subject to a Rentrak Guarantee. A total of $50,684 was paid by the Company to Rentrak during 1997 for the Rentrak Guarantee.

Rentrak has agreed to guarantee amounts outstanding under a credit facility (the "Phoenix Facility") from Phoenix Leasing Incorporated and a line of credit from Coast Business Credit ("CBC") up to an aggregate of $7.0 million. Rentrak has agreed, under certain circumstances in the event of a default under the credit facility with CBC, to repurchase BlowOut's videocassette inventory in an amount not to exceed the lesser of the amount owed under the CBC facility or $5.0 million. During 1997, Rentrak also guaranteed certain trade payables of the Company and amounts owed under promissory notes to certain of the Company's suppliers. At December 31, 1997, the total amount of obligations of the Company subject to the Rentrak Guarantee was approximately $4.8 million. Under the Tri-Party Agreement (as defined below), the Company agreed to limit its borrowings under the CBC facility to $4.0 million.

TRI-PARTY AGREEMENT; CCC LOAN

On February 22, 1998, the Company, CCC and Rentrak signed an agreement (the "Tri-Party Agreement") under which CCC agreed to provide the Company with $1.5 million to fund projected 1998 expansion plans and additional working capital. The new financing accrues interest at 7% per annum and the principal plus accrued interest is payable over a 60 month term beginning in January 2000. Up to $484,167 of the loan may be converted into shares of Common Stock at $1.00 per share, the bid price on the Nasdaq Stock Market at the time of the signing of the Tri-Party Agreement. Under the terms of the Tri-Party Agreement, Rentrak agreed to defer the principal and interest payments on its $3.01 million and $2.1 million notes until December 31, 2004 during which deferment period no interest accrues. Rentrak also agreed to the forgiveness of all or a portion of the Rentrak notes as the Company lowers Rentrak's contingent obligations under its guarantee of the Phoenix Facility and CBC facility. The Company has agreed not to draw down in excess of $4.0 million under the CBC facility, which limitation, when combined with the reduction in Rentrak's contingent liability under the Phoenix Facility due to principal payments made to date by the Company, under the terms of the Tri-Party Agreement, triggered the immediate forgiveness of $1,044,487 in Rentrak debt.


RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE, LLP

On December 18, 1996, the Company dismissed its independent accountants, Arthur Andersen LLP ("Arthur Andersen") upon the recommendation of the Company's Audit Committee. The decision to change accountants was made to ensure independence, both in appearance and in fact, from Rentrak, whose independent accountants are Arthur Andersen.

Arthur Andersen's reports on the financial statements of the Company or Rentrak for the last two years did not contain adverse opinions or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Arthur Andersen on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure during Rentrak's and the Company's two most recent fiscal years and any subsequent interim period preceding the dismissal.

The Audit Committee of the Board of Directors recommended, the Board approved, and the stockholders ratified at the 1997 annual meeting, the appointment of Price Waterhouse, LLP as the Company's new accountants and independent auditors effective December 18, 1996.

The Audit Committee of the Board of Directors has recommended, and the Board has approved, the appointment of Price Waterhouse, LLP as the Company's accountants and independent auditors for fiscal year 1998, subject to stockholder ratification at the Annual Meeting. If such appointment is not ratified, the Board of Directors will appoint another firm as the Company's accountants and independent auditors for the year ending December 31, 1998.

Representatives of Price Waterhouse, LLP are expected to be present at the Annual Meeting and will be available to respond to questions and may make a statement if they so desire.


STOCKHOLDER PROPOSALS

Any proposal which a stockholder intends to present at the annual meeting of stockholders in 1999 must be received by the Company by December 4, 1998 in order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting. In addition, pursuant to the Company's By-Laws, for nominations or other business to be properly brought before the 1999 annual meeting of stockholders by a stockholder, the stockholder must give the notice required by the By-Laws no earlier than February 4, 1999 and no later than March 6, 1999.

IMPORTANT

All stockholders are cordially invited to attend the Annual Meeting in person.

If you cannot be present at the Annual Meeting, please sign and date the enclosed Proxy and mail it PROMPTLY in the enclosed self-addressed envelope. No postage need be affixed if mailed in the United States.

                           				   APPENDIX A

                                     PROXY

                          BLOWOUT ENTERTAINMENT, INC.
            7700 NE Ambassador Place, One Airport Center, 2nd Floor
                            Portland, Oregon 97220

    The undersigned hereby appoints Steve Berns and Thomas D. Berkompas, and each of them, proxies, with power of substitution and revocation, acting by unanimous consent of those present and voting, or if only one is present and voting then that one, to vote the shares of stock of BLOWOUT ENTERTAINMENT, INC., which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 7700 NE Ambassador Place, Portland, Oregon, on May 5, 1998 at 8:00 a.m., Portland time, and at any adjournment thereof, with all the powers the undersigned would possess if present.

1.  The election of two (2) directors.

    Nominees: Bill LeVine and Muneaki Masuda

    TO WITHHOLD AUTHORITY TO VOTE FOR A NOMINEE, PLACE A LINE THROUGH OR OTHERWISE STRIKE OUT THE NAME OF THE NOMINEE.

2. To ratify the appointment of Price Waterhouse, LLP as the independent auditors for the Company for the current year.

    [] For     []  Against     []  Abstain

3.  To transact such other business as may properly come before the meeting.

                                       (CONTINUED  AND  TO  BE  SIGNED  ON  THE
                                        REVERSE SIDE)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BLOWOUT ENTERTAINMENT, INC.

PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                           SEE REVERSE SIDE

                     BLOWOUT ENTERTAINMENT, INC.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INSTRUCTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER ITEM 1 AND FOR ITEM 2, AND AT THE DISCRETION OF THE HOLDERS WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or at any adjournment thereof.


Signature
Date:


Signature
Date:


Please sign exactly as name appears on this Proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.